Exhibit 99.3
SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT
     This Second Amendment to Asset Purchase Agreement (the “Amendment”), dated as of October 17, 2006, is by and between Dana Corporation, a Virginia corporation (“Debtor Seller”), and Hendrickson USA, L.L.C., a Delaware limited liability company (“Purchaser”).
W I T N E S S E T H :
     WHEREAS, Debtor Seller and Purchaser entered into that certain Asset Purchase Agreement, dated as of September 11, 2006, as amended by that certain First Amendment to Asset Purchase Agreement, dated as of September 29, 2006, between Debtor Seller and Purchaser (collectively, the “Agreement”), pursuant to which Debtor Seller agreed to sell certain assets to Purchaser and Purchaser agreed to purchase such assets from Debtor Seller, as described in the Agreement; and
     WHEREAS, Debtor Seller and Purchaser desire to amend the Agreement to modify certain provisions of the Agreement as set forth herein.
     NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:
     1. Defined Terms. All capitalized terms used but not defined in this Amendment shall have the meaning assigned to them in the Agreement.
     2. Purchase Price. The term “Purchase Price” in Section 1.01 of the Agreement shall be amended in its entirety to read ““Purchase Price” means $20,740,000, plus or minus the adjustments made pursuant to Section 3.02.”
     3. Termination Fee. The term “Termination Fee” in Section 1.01 of the Agreement shall be amended in its entirety to read ““Termination Fee” means Eight Hundred Twelve Thousand Five Hundred Dollars ($812,500).”
     4. Deposit Amount. In connection with Sections 2, 3 and 5 of this Agreement, the parties have agreed that $500,000 of the Escrow Funds, plus any interest earned solely with respect to such $500,000, shall be disbursed from the Escrow Funds to Purchaser pursuant to joint instructions issued to the Escrow Agent. The parties further agree that the amount of Three Million Two Hundred Fifty Thousand Dollars ($3,250,000) shall be deemed to be the Deposit Amount for all purposes under the Agreement and the Escrow Agreement.
     5. Expense Reimbursement. In Section 9.03(c), the dollar amount “$187,500” shall be replaced with the dollar amount “$162,500.“
     6. Canadian Purchase Amount and Chinese Purchase Amount. Whenever referenced in the Agreement or in the Exhibits to the Agreement, the purchase price for the Canadian assets pursuant to the Canadian Asset Purchase Agreement shall be $9,760,000 and the purchase price for the Chinese assets pursuant to the Chinese Purchase Agreement shall be $2,000,000.

     7. Miscellaneous.
          (a) Except as specifically amended by this Amendment, all provisions of the Agreement remain in full force and effect, and the Agreement, as amended by this Amendment, will from and after the date hereof be read as a single integrated document incorporating the changes effected by this Amendment.
          (b) The Agreement, as amended, is hereby ratified and confirmed by the parties hereto.
          (c) If there is a conflict between the provisions of the Agreement and the Amendment, the provisions of this Amendment will control.
          (d) This Amendment may be executed in two (2) or more duplicate counterparts and by facsimile, each of which shall be an original, but all of which shall constitute one and the same Amendment.
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     IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first written above.

DEBTOR SELLER:		PURCHASER:

DANA CORPORATION, a Virginia		HENDRICKSON USA, L.L.C., a Delaware
corporation		limited liability company

By:	/s/ Teresa Mulawa	By:	/s/ James H. Colley
Name:	Teresa Mulawa	Name:	James H. Colley
Title:	Treasurer	Title:	V.P. & Treasurer